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Exhibit 10.44

FIRST AMENDMENT
TO THE KEY EMPLOYEE
AWARD PROGRAM

First Amendment

        The Compensation Committee of the Board of Directors of Reliant Energy, Inc., having previously established the Key Employee Award Program (the "Program") under the Reliant Energy, Inc. 2002 Long Term Incentive Plan does hereby amend the Program as follows:

  1.
  The following sentence in Section 5 of the Program is deleted:

    "Key Employees designated to participate in this Program shall not be eligible to participate in future grants under the Plan until after this Program expires at the end of the 2006 fiscal year."

  2.
  The following new sentence shall be added to Section 9:

    "The Grant Date for awards made pursuant to this First Amendment shall be August 10, 2005."

  3.
  The following new sections are added to the Program:

    "10. Special Awards. Pursuant to this First Amendment, additional awards may be made to the Senior Vice President Generation Operations and the Senior Vice President, Customer Operations and Information Technology."

    "11. Freeze and Termination Provisions. From and after August 11, 2005, no additional employees shall be permitted to participate in the Program, no additional Awards of any type shall be granted under the Program to current participants, and forfeited awards (if any) shall revert to the Plan. The Program shall terminate effective December 31, 2006."

        This First Amendment is executed on August 15th, 2005, and is effective as of August 10, 2005.

RELIANT ENERGY, INC.
By:	/s/ KAREN D. TAYLOR Karen D. Taylor Senior Vice President

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  Exhibit 10.44
FIRST AMENDMENT TO THE KEY EMPLOYEE AWARD PROGRAM